Hinto Energy, Inc. Announces Acquisition of South Uintah Gas Properties, Inc.



DENVER,  CO, Feb 07, 2012 (MARKETWIRE via COMTEX) -- HINTO ENERGY,  INC. (OTCQB:
HENI) (OTCBB: HENI) announced that it has completed the acquisition of South Uintah Gas Properties, Inc. (SUGP). As a result of the acquisition, SUGP has become a wholly owned subsidiary of Hinto.

In exchange for 11,446,931 shares of Hinto's common stock and the assumption of approximately $375,000 notes and liabilities, Hinto has acquired approximately 5,000 gross acres of mineral interest in the Uintah Basin in Utah. The property consists of deep oil and gas rights, only below about 10,000 feet, together with one gas well that has been shut in due to lack of pipeline access.


George Harris, the Company's Chief Financial Officer, said, "Hinto is pleased to complete the acquisition of South Uintah Gas Properties and is working to bring in initial gas production."


Hinto plans to acquire additional potential oil and gas acreage and reserves and engage in the production of natural gas and oil, primarily in the Central Rockies. Further information regarding the acquisition can be found in the Current Report on Form 8-K, filed with the Securities and Exchange Commission.


Notice Regarding Forward-Looking Statements


This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact Information:

Hinto Energy, Inc.
Gary Herick
Vice President - Finance
7609 Ralston Road
Arvada, CO 80002

(303)647-4850


SOURCE: Hinto Energy, Inc.